EXHIBIT 99

Media Relations	Public Service Enterprise Group 80 Park Plaza, P3B Newark, NJ 07102

FOR IMMEDIATE RELEASE	CONTACTS:	Jenn Kramer
June 19, 2012		973-430-6027
jennifer.kramer@pseg.com

PSEG ELECTS ALFRED W. ZOLLAR TO BOARD OF DIRECTORS

Retired General Manager, Tivoli Software (IBM) and Managing Partner, AWZ Tech

(June 19, 2011 – Newark, NJ) – Public Service Enterprise Group (PSEG) today announced that Alfred W. Zollar has been elected to its Board of Directors, effective immediately.

Zollar retired from IBM in 2011, after a 34-year executive career, during which he held leadership roles for all units within IBM’s Software Group division. From 2004 to 2011, Zollar served as general manager for the Tivoli Software unit, a global, multi-billion dollar business. After leaving IBM, Zollar founded AWZ Tech LLC, a business advisory firm and is currently the managing partner at the firm.

“Al has tremendous expertise in managing complex and dynamic business ventures. He will bring a valuable perspective to our board of directors,” said Ralph Izzo, PSEG’s chairman, president and chief executive officer. “Al brings tremendous business acumen and a great depth of digital knowledge to PSEG, which can be tapped as we look to improve customer service and make our operations more efficient.”

Previously Zollar served as General Manager of the eServer iSeries segment (2003 – 2004), President and Chief Executive Officer of IBM Lotus Software (2000 – 2003) and General Manager of Network Computing Software (1996 – 2000). He joined IBM in 1977 as a Systems Engineer Trainee.

He is a member of the Executive Leadership Council and a lifetime member of the National Society of Black Engineers. He has been named as one of the “Top 100 Most Influential Blacks in America” by Savoy magazine, one of the “50 Most Important African-Americans in Technology” by US Black Engineer and Information Technology magazine and one of the “100 Most Powerful Executives in Corporate America” by Black Enterprise magazine. Zollar is a past fellow of the Advanced Leadership Initiative at Harvard University.

Currently, Zollar sits on the board of directors the Chubb Corporation and is a member of the board of The Abyssinian Fund, a non-profit foundation working to expand economic development in Ethiopia. Zollar holds a master’s degree in applied mathematics from the University of California at San Diego (UCSD) and was chosen as one of the “50 distinguished alumni” as part of the UCSD 50th anniversary celebration.

Public Service Enterprise Group (NYSE:PEG) is a publicly traded diversified energy company with annual revenues of more than $12 billion, and three principal subsidiaries: PSEG Power, Public Service Electric and Gas Company (PSE&G) and PSEG Energy Holdings. For more information, visit www.pseg.com.

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